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                                                                    EXHIBIT 99.1

                                                Contact:    Robert B. Nolen, Jr.
                                                             President and Chief
                                                               Executive Officer
                                                                  (205) 221-4111

                    PINNACLE BANCSHARES ANNOUNCES RESULTS FOR

                 FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

      Jasper, Alabama (March 27, 2006) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's results of operations for the fourth quarter and year ended December 31, 2005.

      For the year ended December 31, 2005, net income was $1,517,000, compared with net income of $1,732,000 in the prior year. Net interest income after the provision for loan losses for the year ended December 31, 2005, was $6,267,000, compared with $6,532,000 in the prior year.

      For the three months ended December 31, 2005, net income was $322,000, compared with net income of $451,000 for the three months ended December 31, 2004. Net interest income after the provision for loan losses for the three months ended December 31, 2005, was $1,570,000 compared with $1,597,000 in the same period last year.

      Basic and diluted earnings were $0.98 per share and $0.96 per share, respectively, for the year ended December 31, 2005. In 2004, basic and diluted earnings were $1.11 per share and $1.09 per share, respectively. For the three months ended December 31, 2005, basic and diluted earnings were each $0.21 per share. For the same period last year, basic and diluted earnings were $0.29 and $0.28 per share, respectively.

      Mr. Nolen attributed the decreases in net interest income in part to Pinnacle's decreasing net interest margin due to continuing increases in market interest rates. As market rates increased during the year ended December 31, 2005, the Company's cost of funds increased more rapidly than rates on investments. For the year ended December 31, 2005, the Company's interest expense was $4,717,000, compared to $3,516,000 for the year ended December 31, 2004, an increase of 34.2%. As a result, the Company's net interest margin was 3.37% and 3.43% for the three months and year ended December 31, 2005, respectively, compared to 3.61% and 3.67% for the three months and year ended December 31, 2004, respectively. Mr. Nolen reaffirmed his belief that if interest rates continue to increase, the net interest margin will continue to decline.

      Mr. Nolen noted that noninterest income increased $52,000 for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase was primarily attributed to increases in the gain on sale of real estate owned and was achieved despite a decrease of $168,000 in the fourth quarter of 2005 primarily due to a $347,000 loss on the sale of securities available-for-sale.

      Mr. Nolen observed that, in comparison to 2004, fees and service charges on deposit accounts in 2005 decreased approximately $56,000 primarily due to a decline in insufficient funds fees, and net gains from loan sales declined $115,000 primarily due to a 15% decrease in originations of mortgage loans held for sale.

      Mr. Nolen also noted significant improvement in the Company's asset quality ratios. As a percent of total loans, nonperforming loans were 0.22% at December 31, 2005, compared to 0.72% at December 31, 2004. As a percent of total assets, nonperforming assets were 0.28% at December 31,

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2005, compared to 0.64% at December 31, 2004. As a percent of total loans, the allowance for loan losses was 1.28% at December 31. 2005, compared to 1.16% at December 31, 2004. As a percent of nonperforming loans, the allowance for loan losses was 586.02% at December 31, 2005, compared to 160.74% at December 31, 2004.

      In recent years, the Company has expanded its operations in the Birmingham, Alabama metropolitan area. The Company anticipates that a new full-service branch office in Gardendale, Alabama will open during the later half of 2006. Additional annual expenses associated with the new branch and additional commercial lending personnel are expected to be approximately $500,000 in 2006. The Company currently intends to expand further in the Birmingham market and other markets contiguous with the Company's current market area as appropriate opportunities become available.

      Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.

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                            PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS

                                  Three Months Ended December 31,
                                  -------------------------------
                                       2005              2004
                                  -------------      ------------
Net income                        $     322,000      $   451,000
Basic earnings per share          $        0.21      $      0.29
Diluted earnings per share        $        0.21      $      0.28

Performance ratios (annualized):
  Return on average assets                 0.59%             0.75%
  Return on average equity                 8.78%             9.02%
  Interest rate spread                     3.26%             3.54%
  Net interest margin                      3.37%             3.61%
  Operating cost to assets                 2.63%             2.90%

Weighted average basic shares
  outstanding                         1,543,026         1,549,637
Weighted average diluted shares
  outstanding                         1,570,469         1,585,937
Dividends per share               $        0.11      $       0.11
Provision for loan losses         $     135,000      $    147,000

                                      Year Ended December 31,
                                  --------------------------------
                                      2005                2004
                                  -------------      -------------
Net income                        $   1,517,000      $  1,732,000
Basic earnings per share          $        0.98      $       1.11
Diluted earnings per share        $        0.96      $       1.09

Performance ratios:
   Return on average assets                0.70%             0.82%
   Return on average equity                7.77%             8.80%
   Interest rate spread                    3.37%             3.62%
   Net interest margin                     3.43%             3.67%
   Operating cost to assets                2.71%             2.75%

Weighted average basic shares
   outstanding                        1,547,381         1,557,454
Weighted average diluted shares
   outstanding                        1,576,041         1,596,253
Dividends per share               $        0.44      $       0.43
Provision for loan losses         $     575,000      $    588,000

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
                                                     December 31,
                                          ---------------------------------
                                                2005            2004
                                          ---------------   ---------------
Total assets                              $   220,249,000   $   207,832,000
Loans receivable, net                     $   106,256,000   $    99,600,000
Deposits                                  $   192,552,000   $   179,966,000
Total stockholders' equity                $    19,410,000   $    19,914,000
Book value per share                      $         12.54   $         12.79
Stockholders' equity to assets ratio                 8.81%             9.58%

Asset quality ratios:
   Nonperforming loans as a percent of
     total loans                                     0.22%             0.72%
   Nonperforming assets as a percent of
     total assets                                    0.28%             0.64%
   Allowance for loan losses as a
     percent of total loans                          1.28%             1.16%
   Allowance for loan losses as a
     percent of nonperforming loans                586.02%           160.74%

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